Exhibit 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Foot Locker, Inc.:

Results of Review of Interim Financial Information

We have reviewed the condensed consolidated balance sheets of Foot Locker, Inc. and subsidiaries (the Company) as of May 4, 2019 and May 5, 2018, the related condensed consolidated statements of operations and comprehensive income for the thirteen week periods ended May 4, 2019 and May 5, 2018, the related condensed consolidated statements of changes in shareholders’ equity and cash flows for the thirteen week periods ended May 4, 2019 and May 5, 2018, and the related notes (collectively, the consolidated interim financial information). Based on our reviews, we are not aware of any material modifications that should be made to the consolidated interim financial information for it to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of February 2, 2019, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated April  2, 2019, we expressed an unqualified opinion on those consolidated financial statements.  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of February 2, 2019, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Change in Accounting Principle

As discussed in Note 1 to the consolidated interim financial information, the Company changed its method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective February 3, 2019, using the optional transition method.

Basis for Review Results

This consolidated interim financial information is the responsibility of the Company’s management. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our reviews in accordance with the standards of the PCAOB. A review of consolidated interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ KPMG LLP

New York, New York

June 12, 2019